Exhibit 10.36

ZHIMA CREDIT SERVICE AGREEMENT

Company:

Legal Name: Ganzhou Happy Life Network Microcredit Co., Ltd. (“Company”)

Domicile: Room 402, Building B6, Ganzhou International Business Center, Intersection of Huajian North Street and Xiangjiang Avenue, Ganzhou Economic and Technological Development Zone, Ganzhou, Jiangxi

Contact Address: Qudian Group, 13/F&15/F, No.222 Huizhongbeili, Chaoyang District, Beijing

Contact Person: [REDACTED]1

Telephone No.: [REDACTED]2

Facsimile:

Email: [REDACTED]3

Zhima Credit:

Legal Name: Zhima Credit Management Co., Ltd. (“Zhima Credit”)

Domicile: Room 612, Building A, No.525 Xixi Road, Xihu District, Hangzhou

Contact Address: 2/F, Tower B, Huanglong Time Square, 18 Wantang Road, Xihu District, Hangzhou, Zhejiang 310099, China

Contact Person: [REDACTED]4

Telephone No.: [REDACTED]5

Facsimile:

Email: [REDACTED]6

[1]	Confidential treatment requested
[2]	Confidential treatment requested
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Linkage Mechanism of the Parties for Services Provided to the User	Liaison Officer of the Parties for Objection Handling and Their Contact Information
Liaison officer of linkage mechanism for services provided to the User: A liaison officer for customer satisfaction is required for establishment of a user problem-solving linkage mechanism, so as to timely and reasonably deal with the problems encountered by the User and promote the service quality of both Parties.	Liaison officer for handling the objection: A liaison officer is required for establishment of a smooth and stable objection communication linkage mechanism, so as to timely and effectively handle the objection application made by the User.

Liaison officer of the Company: [REDACTED][7]	Liaison officer of the Company: [REDACTED][8]

Telephone No.: [REDACTED][9]	Telephone No.: [REDACTED][10]

Email: [REDACTED][11]	Email: [REDACTED][12]

Liaison officer of Zhima Credit: [REDACTED][13]	Liaison officer of Zhima Credit: [REDACTED][14]

Telephone No.: [REDACTED][15]	Telephone No.: [REDACTED][16]

Email: [REDACTED][17]	Email: [REDACTED][18]

The Company and Zhima Credit (individually referred to as a “Party”, collectively as the “Parties”) reach a consensus on this Contract through amiable negotiation and execute this Contract as follows:

I.	Definitions

The following terms shall have the meanings set forth below, except as otherwise indicated in the context:

1.	Zhima Credit Services: means the services provided by Zhima Credit in relation to the credit information of a User to the Company, and the specific types of such services shall be subject to those selected by the Company in Appendix 1 hereof.

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[12]	Confidential treatment requested
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2.	User: means any individual using the Company’s product or Zhima Credit Services.

3.	Zhima Credit Platform: means the equipment and facilities, software and hardware system, relevant resource and system, website and customer end used by Zhima Credit to operate Zhima Credit Services.

4.	China/PRC: means the People’s Republic of China, for the avoidance of doubt, Taiwan, Hong Kong Special Administrative Region and Macao Special Administrative Region are excluded under this Contract.

5.	Adverse Information: means any of the following information that has an adverse effect on the credit status of the User: any information about the failure of the User in performing its obligations according to relevant contract in the borrowing, purchase on credit, guarantee, lease, insurance, use of credit card and other similar activities, any information about the administrative punishment imposed on the User, any information about the judgment or ruling issued by the people’s court on performance and enforcement of the obligations of the User, and other adverse information provided for by the credit investigation industry supervision and administration authority of the State Council.

6.	Taxes: means any governmental tax, levy or charge, and interest and default interest accrued thereon.

7.	Business Day: means any day other than each Statuary, Sunday and public holiday in China.

8.	Day: means a natural day.

9.	Year/Month: means the period of time from the commencement date of such year/month to the date prior to the corresponding day of such commencement date in the next natural year/natural month.

10.	Objection: means the investigation on the authenticity and accuracy of the User’s information.

11.	User Information Processing: means any one or more than one of the following actions: store, amendment, transfer, transmission, deletion and removal of the User’s information, and any other related actions.

II.	Representations and Warranties

1.	The Parties respectively guarantee that it has all authorization, license, approval and qualification required for operate, execute and perform this Contract and will comply with all relevant laws, regulations and rules applicable to it.

2.	The Company is required to provide identity materials, scope of operation and other materials to Zhima Credit (including, without limitation, all kinds of license, administrative approval and etc. required for operation of the Company). In the case of any change to the aforementioned materials, the Company shall immediately submit the amended materials in written form to Zhima Credit. Prior to verification of amended materials, Zhima Credit may take action by entirely relying on un-amended materials and all risks arising therefrom shall be solely assumed by the Company.

III.	Rights and Obligations of the Parties

(I)	Rights and Obligations of the Company

1.	The Company confirms and agrees that: (1) Zhima Credit is committed to economic credit rating and forecast of individual and enterprise, rather than moral credit evaluation, and the Company shall not make any misleading marketing or publicity about taking Zhima Credit as a moral credit evaluation; (2) Zhima Credit Scoring is neither a point nor a membership point, therefore, the Company shall not use Zhima Credit Scoring for services irrelevant to credit but concerning or similar to the membership privileges, nor shall the Company make any misleading publicity about encouragement on getting higher points, such as, getting a higher Zhima Credit Scoring by shopping; (3) the Company shall not carry out any cooperation or publicity about using any Zhima Credit Scoring as discount basis, cash or cash equivalent, such as, for Zhima Score of 700, each score serves as RMB 200. The Company undertakes to comply with the aforementioned provisions, and shall use Zhima Credit Scoring and Zhima Credit Element List services within the channel or purpose of application as elected in Appendix 1 hereof, any use beyond the required scope being not allowed; if the channel or purpose of application is changed, the Company shall use the email address of its liaison officer for sending an amendment application to the email address of Zhima Credit’s liaison officer and copying the same to the following email address: zmxyservice@zmxy.com.cn, so as to obtain the consent of Zhima Credit.

2.	In order to protect the User’s information right, before inquiring the information of a User with Zhima Credit, the Company must clearly notify the User of such information inquiry and obtain its written authorization which shall stipulate the purpose for which the User’s information will be used by the Company. Zhima Credit shall have the right to review whether the Company has obtained the User’s authorization, and the Company shall provide relevant evidence materials of authorization at the request of Zhima Credit.

3.	In order to protect the User information safety, if the Company chooses Zhima Credit Scoring, Industry Watchlist, Zhima Credit Element List, Out-of-Contact Information Recovery and other credit-related services listed in Appendix 1 hereof, the Company may not inquire the User’s information unless it uses the authorization plan approved by Zhima Credit. If the Company displays Zhima Credit Scoring of a certain User based on the needs of the inter-users check for any of its business, the Company shall cause the user(s) that checks such information make the following representations or similar declarations by written means “it understands and agrees that Zhima Credit does not guarantee, expressly or impliedly, any action of the entity with a Zhima Credit Scoring. Zhima Credit Scoring and the evaluations or records of the credit status of such entity made by Zhima Credit are used for reference purpose only. A person shall be solely responsible for any judgment or action made by it on reliance of such information”.

4.	If the Company chooses the products or the services other than Zhima Credit Scoring, Industry Watchlist, Zhima Credit Element List and Out-of-Contact Information Recovery as listed in Appendix 1 hereof, it shall guarantee that it has obtained the following written consent from the User: Zhima Credit shall have the right to collect the User’s information from a third party legitimately storing such information, and give feedback to the Company on the verification results thereof and whether there is any other correlated risks by making comparative analysis of the information obtained from a third party and the User’s information provided by the Company.

5.	The Company guarantees that, if it finds any Adverse Information or other risk-related information of the User or relevant contact information by making inquiry under Zhima Credit Services, and the Company takes measures to restrict the User from using the Company’s services based on the information so found or contacts the User, the Company shall not advise or disclose the aforementioned information or the source of information to any third party other than the Parties hereto, including, without limitation, not to inform the User subject to any Adverse Information or risk-related information that the source of such information is Zhima Credit, or disclose to the User that its contact information is provided by Zhima Credit. The Company shall be solely responsible for dealing with all kinds of complaints made by the User and exempt Zhima Credit from any liability in this regard, except for those caused by reasons attributable to Zhima Credit.

6.	If the Company provides the Averse Information of a User to Zhima Credit, the Company shall notify such User in advance.

7.	The Company shall promptly update Zhima Credit Scoring of the User as shown in the business of the Company (if the business requires to shown such information to other users of the Company) in strict compliance with Zhima Credit Scoring of the User that is obtained by it by making inquiry with Zhima Credit. The Company understands that, upon unilateral request of a User, Zhima Credit may revoke the inquiry authorization granted to the Company and the Company may not inquire relevant information of such User after the revocation takes effect. Once a User revokes the authorization of inquiry granted to the Company through the management function of Zhima Credit Services, or no inquiry information is available according to the feedback given by Zhima Credit when the Company inquires Zhima Credit Scoring of the User, the Company shall promptly terminate the display of Zhima Credit Scoring in the business of the Company and shall properly notify other users that no Zhima Credit Scoring of such User will be displayed (if necessary). Furthermore, considering the inquiry results of each service listed in Appendix 1 may change from time to time, the Company shall not store the inquiry results in any way.

8.	If the service interface has any unusual inquiry, the Company shall cooperate with Zhima Credit in a timely manner by providing relevant information to Zhima Credit for verification of reasons for such unusual inquiry.

9.	The Company may use the services contemplated hereunder for its own account only, rather than use such services for the benefit of any third party or on the channels of a third party (including, without limitation, website, customer end, official account of a third party). The Company shall not separately charge any fees from the User with respect to the services contemplated hereunder in any way.

10.	The Company shall duly make full payment of the service fees (if any) to Zhima Credit as scheduled in Section VII hereof.

11.	The Company shall, at its own cost, actively provide cooperation for the joint-debugging test required for the launching of service interface.

12.	The Company shall properly keep its business license and other certificates and materials and use the interface authorization of Zhima Credit Services. All operations involving the use of the Company’s interface shall be deemed as operations made by the Company.

(II)	Rights and Obligations of Zhima Credit

1.	Zhima Credit shall be responsible for establishment, operation and management of Zhima Credit Platform and shall provide Zhima Credit Services according to relevant provisions of this Contract.

2.	Zhima Credit shall be responsible for answering all kinds of questions encountered by the Company in the use of Zhima Credit Services by establishing business consulting and contact number.

3.	Zhima Credit shall be responsible for accepting and handling the User’s complaint arising from use of Zhima Credit Services, and shall, by itself or together with the Company, deal with objections raised by the User.

4.	After a User requests to revoke the inquiry authorization granted to the Company or a User terminates the use of Zhima Credit Scoring services, Zhima Credit shall give feedback to the Company through interface.

5.	If Zhima Credit finds any unusual inquiry in the service interface, Zhima Credit shall have the right to suspend inquiry after notifying the Company.

IV.	Information Feedback and Objection

1.	The Parties reach a consensus through negotiation that if the Company uses Zhima Credit Scoring, Industry Watchlist, Zhima Credit Element List and Out-of-Contact Information Recovery to inquire the information of a User, the Company shall provide feedback information of such User based on the information type, information field, feedback period and requirement as listed in Appendix 2 hereof and indicate whether any such information is Adverse Information. The Company shall keep the record and evidence of each feedback information so as to prove the authenticity and accuracy of the facts on which such information is based.

2.	The Parties shall deal with objections through the liaison officer for objection handling and their contact information set forth at the beginning of this Contract. The Company shall make response to the feedback information objection raised by Zhima Credit or the objection raised by the User by providing the verification result of such objection within 7 Business Days after receiving the objection notice from Zhima Credit or the objection directly made by the User, and shall give feedback of relevant data to Zhima Credit within the aforementioned period of time if the information subject to objection is proven to be inaccurate or the User disagrees with the verification result. Any failure of the Company to give feedback within the required time limit shall constitute a default under this Contract and the Company shall pay to Zhima Credit the liquidated damages of RMB[REDACTED][19] for each default.

3.	If, during the initial effective term of this Contract or each Renewed Term hereof, a User makes objection application with respect to the feedback information provided by the Company, and the accumulative number of the information proven to be inaccurate or the information that are not fed back in time by the Company exceeds 200 and takes up 1% of the aggregate number of the feedback information subject to Objection, Zhima Credit shall have the right to send notice to the Company to terminate this Contract.

4.	After termination of this Contract, as to any Adverse Information provided by the Company, the Company shall continue to cooperate with Zhima Credit to carry out the investigation of Objection according to relevant objection-handling requirements set forth under laws and regulations.

5.	If the Company finds that the User’s information transmitted or provided to Zhima Credit is inaccurate or the Company actively makes amendment, modification, supplement or update of such information, the Company shall deliver such amended, modified, supplemented or updated information to Zhima Credit Platform by means of system connection and shall at the same time personally notify Zhima Credit of such amendment, modification, supplement or update.

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V.	User Information

1.	Each Party shall accurately and timely deliver and supply the User’s information to the other Party in accordance with the provisions of this Contract.

2.	Each Party shall obtain the necessary and appropriate written authorization from the User to collect, inquire and supply the User’s information in accordance with applicable laws and regulations and relevant provisions of this Contract, and shall guarantee to hold the other Party harmless from any dispute, litigation or loss arising from any defect in the content, method or procedure of obtaining the authorization from the User. Each Party shall guarantee the traceability of the aforementioned authorization granted by the User and keep reasonable evidence of such authorization so as to prove the fact that the authorization has been granted if and when necessary. A Party shall, at the request of the other Party, provide relevant evidence materials of the authorization granted by the User.

3.	Each Party shall honestly, accurately, timely and objectively collect, record, process, store, amend, modify, supplement and update the User’s information in accordance with the provisions of this Contract.

VI.	User Information Safety Protection

1.	The Parties shall use appropriate and reasonable equipment, technology, measures and staffing organization form to fully protect the safety of the User’s information, so as to avoid any abuse, misuse, loss, theft, disclosure or illegal and unreasonable amendment, deletion and removal of the User’s information.

2.	The Parties shall ensure that employees, consultants, outsourcing companies and information processing service providers that have access to and can process the personal information of the User shall be permanently obligated to keep confidential of such information.

3.	The Parties shall at least establish the following internal organizations and procedures to ensure the safety of the User’s information:

(1)	The Parties shall impose a definite and strict permission restriction on the personnel who have access to the User’s information, so as to make sure that such personnel may only have access to the User’s information within the scope of permission.

(2)	Any personnel without appropriate authorization shall not have access to the User’s information and the relevant information processing system, regardless of the physical contact or the logical access.

(3)	The User’s information shall not be accessed, used, duplicated and processed without appropriate authorization.

(4)	Sensitive and private information of the User shall not be stored in plaintext and reasonable encryption technology shall be used in the course of transmission of the information.

(5)	The Parties shall establish the examination and trace mechanism to record the User’s information that are visited, used, duplicated and processed as well as the name of the individual who takes such actions, the time when the relevant actions are taken and the reason or purpose for such actions.

(6)	The User information processing system shall be kept at a proper and reasonable safety level and maintain a backup system, so as to keep the User’s information safe from any accidental damage and loss.

(7)	The information of different Users and the User’s information used for different purposes shall be separately used and processed.

4.	Each Party shall promptly notify the other Party of any actual or suspected default of this Section VI.

5.	Each Party shall regularly examine and verify that it has complied with all provisions contained in this Section VI and keep a written record of such examination and verification.

VII.	Fees

1. Methods of Settlement:

☒To be Paid in Advance

1. The Company shall pay to Zhima Credit an advance payment of RMB[REDACTED][20] 20 Days before the earliest expiration of the trial periods for any types of service or sub-service selected by the Company hereunder; for each subsequent Month, Zhima Credit shall deduct from the advance payment of the Company the amount of information inquiry fees for services actually provided in accordance with Appendix 1 hereto, and issue a settlement sheet and a compliant invoice with an amount equivalent to that deducted for the Month in the following Month.

☐To be Paid in Arrears

1. Zhima Credit shall provide the Company with information on the bill and information inquiry fees payable for each month 10 Business Days after the end of such month/each quarter, and the Company shall complete its check of the bill and provide feedback to Zhima Credit about whether it has any objection thereto within 3 Business Days from its receipt of the same. If the Company has no objection, Zhima Credit shall issue to the Company a lawful and compliant invoice with an amount equivalent to that of the bill within 10 Business Days from its receipt of feedback from the Company, and the Company shall complete its payment within 10 Business Days from its receipt of such invoice.

[20]	Confidential treatment requested

2. If the advance payment of the Company is less than RMB[REDACTED][21], the Company shall make an additional payment to Zhima Credit to make up the deficiency until the advance payment amounts to RMB[REDACTED][22], failing which Zhima Credit shall have the right to suspend or terminate this Contract. In the case of termination of this Contract for any reason, Zhima Credit shall refund to the Company any remaining amount of the advance payment (if any).

3. All amounts payable by the Company shall be paid to the following account of Zhima Credit.

2. If the Company defaults on any payment without reason, Zhima Credit may issue to the Company a letter of debt collection. If the Company still defaults on the payment after its receipt of such letter, Zhima Credit may collect a late fee from the Company at a rate of 0.05% of the overdue payment for each natural Day since the 5th Business Day from the Company’s receipt of the letter.

3. All amounts payable by the Company shall be paid to the following account of Zhima Credit.

Bank Account of Zhima Credit:

Bank Account: Account No.: [REDACTED][23] Account Name: [REDACTED][24] Bank: [REDACTED][25]	Alipay Account: Account ID: [REDACTED][26] Account holder: [REDACTED][27]

2.	Each Party shall pay any Taxes incurred by it in performing this Contract.

VIII. Disclaimer

1.	The Company understands and confirms that, the accuracy, reliability and timeliness of all Zhima Credit Services are dependent on the accuracy, reliability, completeness and timeliness of the information collected by Zhima Credit under the User’s authorization, and any services and information, financial standing, consumption ability, debt repayment willingness and ability, credit worthiness, credit status, credit capability or credit character of a User as provided by Zhima Credit are used by the Company for reference only, and Zhima Credit disclaims any warranty or guarantee, expressed or implied, in this regard, except that it is proven that Zhima Credit deliberately deceives the Company and causes a loss to the Company. Zhima Credit shall not be responsible for any result arising from judgment, decision and action made by the Company based on Zhima Credit Services. The Company shall ensure that its business partner agrees to and accepts the aforementioned disclaimers and in no event will its partner claim against Zhima Credit.

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2.	If, due to any decree or policy promulgated or amended by laws and regulations and relevant competent authorities of the state, Zhima Credit cannot provide the services hereunder, Zhima Credit shall not be deemed as committing a default under this Contract; the Parties shall amend relevant provisions of this Contract according such decree or policy, and if they cannot reach a consensus on amendment, this Contract shall be terminated.

IX.	Indemnification

A Party (“Indemnifying Party”) shall make indemnification to the other Party (“Indemnified Party”) for any and all loss, cost and expense (including but not limited to the reasonable attorney’s fee, fee and administrative fine) and interest accrued thereon as suffered by the Indemnified Party due to any default of this Contract committed by the Indemnifying Party and any of its employees or agents.

X.	Intellectual Property Rights

1.	Zhima Credit and its affiliates own all rights of their own services and system contemplated hereunder. Upon prior examination and written approval of Zhima Credit, the Company may use trademark, sign, product or service name, logo and other intellectual property rights of Zhima Credit or its licensor on relevant websites and publicity materials for the purpose of this Contract during its cooperation with Zhima Credit, but the Company shall not assert any claim against, challenge, revoke, dissent from or object to the intellectual property rights of Zhima Credit or its licensor. If the Company uses or displays the trademark, sign, product or service name, logo and other intellectual property rights of Zhima Credit or its licensor in the operational activities not mentioned under this Contract, the Parties shall otherwise negotiate about and execute relevant contract. Except for the aforementioned circumstances, Zhima Credit does not grant a license or right, express or implied, to the Company on transfer of the intellectual property rights. If the Company needs a license of intellectual property rights granted by Zhima Credit or its licensor, a license contract or granting document shall be otherwise executed. If any adverse effect is caused, due to the use of intellectual property rights of Zhima Credit or its licensor by the Company without authorization of Zhima Credit, or violation of relevant guidelines required by Zhima Credit or its licensor in the use of intellectual property rights by the Company, Zhima Credit shall have the right to request the Company to make correction within the required period of time. If the Company fails to make correction within the time limit, Zhima Credit shall have the right to immediately terminate all contracts executed by the Parties, and the above actions of the Company shall be deemed as a default of this Contract and further as a reason for termination of contracts. If such actions cause any loss to Zhima Credit or its licensor, the Company shall be liable for making compensation to Zhima Credit or its licensor.

2.	The Company and its affiliates own all rights of their own services and system contemplated hereunder. Zhima Credit may reasonably use relevant intellectual property rights of the Company for the purpose of this Contract during its cooperation with the Company, including, without limitation, trademark, sign, product or service name, logo and etc., provided that, without authorization of the Company, Zhima Credit shall not use the intellectual property rights of the Company for any occasion other than the purpose of this Contract.

3.	Except as otherwise agreed by the Parties in writing, Zhima Credit shall hold the intellectual property rights of, among others, any invention, technology improvement, product, service, technology, material, promotion and publicity material, advertisement design or data derived from this Contract, including any script, software, video, picture, film, pattern, graph, layout design, appearance design, advertisement and publicity supplies, all data arising out of the performance of relevant liabilities under this Contract.

4.	Any layout design or appearance design, including those used online or offline, shall be transmitted to Zhima Credit for prior written approval for the purpose of performance of relevant liabilities under this Contract. All the aforementioned materials shall be used for performance of this Contract only. Except as otherwise indicated hereunder, the Company agrees that, without consent of Zhima Credit, it will not transfer, duplicate, amend, alter, rewrite the materials already approved by Zhima Credit or further create any derivative products of such materials.

XI.	Information and Privacy

Each Party agrees to protect the consumer privacy and the consumer information by following the procedures required in relevant laws and regulations, and will use such information only for the performance of its obligations under this Contract or other purposes permitted by laws. Each Party shall take commercially reasonable measures to keep such personal information under protection and hold such information harmless from abuse, loss or any unauthorized use, amendment and disclosure.

XII.	Confidential Information

1.	Any Party (“Receiving Party”) shall be obligated to keep confidential the content of this Contract and any Confidential Information of the other Party (“Disclosing Party”) obtained by it due to the performance of this Contract. The Receiving Party shall not disclose or otherwise advise the content of this Contract and the Confidential Information of the Disclosing Party that it have learned to any party other than the Parties hereto (including any employee of the Parties who are not required to have access to such information), nor shall it use the content of this Contract and the Confidential Information of the Disclosing Party for the purposes other than performance of this Contract, except for those disclosure required under the laws and regulations applicable to it, or other administrative rules, or any court, the governmental department, stock exchange and other competent authorities. If any disclosure is required to be made under any of the aforementioned exceptional circumstances, the Receiving Party shall notify the Disclosing Party in writing of such disclosure at least three Business Days in advance, such that the Disclosing Party may have a reasonable opportunity to present its opinions on the proposed disclosure and may seek for protective order or prevent such disclosure. In such case, the Parties shall, without violation of any laws and regulations, jointly make every effort to avoid or diminish any loss or adverse effect caused by such disclosure to the greatest extent possible. The Receiving Party shall limit the disclosure within the minimum scope as required by such order or relevant regulations and truthfully make disclosure without any misstatement or misleading representation, and shall make best effort to ensure that the party receiving such information will keep strict confidential of such information. The information subject to disclosure may be disclosed only if such information is approved by the Parties in writing, except that a valid written order issued by court or competent authority has identified the information to be disclosed and the Receiving Party has shown such written order to the Disclosing Party.

2.	“Confidential Information” means all non-public, proprietary or other confidential information, whether verbal or written or in other forms, including, without limitation, this Contract and any supplementary agreement hereof, the performance of this Contract and such supplementary agreement, and the documents and materials prepared in the course of business cooperation as contemplated hereunder; registered member information and financial information, technical information, operation information, customer information; business plan, capital structure form, budget, financial statements, cost, price and market plan, contract and license; list of employees, customers, suppliers, shareholders, business partners or investors; technique, know-how, business process, trade secret, business model; explanation, sketch, flow chart, formula, blueprint and constituent components thereof; source code, target code, graphical design, user interface and other intellectual property rights (including the intellectual property rights of customers, suppliers and other third parties); interface technology, safety protocol, certificate and etc.

3.	The Parties shall take all necessary and reasonable steps to ensure that they (and their employees) will comply with the aforementioned provisions, so as to protect the materials received by them from being distributed, disseminated, disclosed, duplicated or misused and from being exposed to irrelevant personnel. Each Party shall protect the Confidential Information of the other Party by taking reasonable precautions at least as significant as those used for protection of its own Confidential Information, but not less than the level of due care.

4.	Without the written consent of the other Party, a Party shall not hold the press conference, make announcement of or otherwise disclose the content of this Contract and the cooperation relationship between the Parties.

5.	The confidentiality provisions contained in this Contract shall take effect as of the execution date hereof till five Years following expiration of this Contract. The Parties shall permanently keep confidential the data of individual customers, the trade secret and other Confidential Information that are required to be perpetually kept confidential according to relevant laws and regulations. The Company and Zhima Credit undertake to continue to perform the confidentiality obligations hereunder during the aforementioned period of time after the termination of this Contract. Each Party shall have the right to claim for compensation against the other Party if the other Party deliberately or neglectfully discloses the Confidential Information of such Party and thereby causes any loss.

6.	For the avoidance of doubt, Zhima Credit may legitimately use the feedback information provided by the Company in accordance with this Contract for the services provided by Zhima Credit to a third party.

XIII. Notice

1.	If any Party intends to amend its contact information as set forth in this Contract, it shall send an amendment notice to the other Party at least 3 Days in advance. Prior to receiving such notice, the other Party shall have the right to make effective notice by addressing to the original contact information of such Party as listed hereunder.

2.	Any and all notices and other communications required or permitted to be sent by the Parties under the this Contract shall be made in writing and sent to the specific contact information as stated on the first page of this Contract by means of courier service, facsimile or email. The notice shall take effect when received. A rebuttable presumption of receipt will arise under any of the following circumstances: (i) when being signed in pursuant to the records of delivery, if sent by courier service; (ii) when the written confirmation of successful transmission is received by the sending party, if sent by facsimile; (iii) on the day when the email is sent out by the sending party, if sent by email. For the avoidance of doubt, any emails, including those containing the electronic signature of the sending party, shall not constitute an executed written agreement and shall not amend this Contract in any way, except as otherwise specifically agreed in this Contract.

XIV. Effective	Term and Termination

1.	Unless otherwise agreed herein, the term of this Contract shall commence as of the date when this Contract is sealed by the Parties and end on the first anniversary of end of the trial periods for the services selected by the Company, if any, whichever is the longest, regardless of the fact that a trial period may expire early due to the cap for the number of times of information use (“Initial Term”). If the Parties enter into this Contract only after Zhima Credit has activated Zhima Credit Services for the Company, the term of this Contract and the trial periods shall commence as of the date when Zhima Credit Services are actually activated. If after the termination of this Contract the Company continues to use Zhima Credit Services hereunder, relevant information inquiry fees shall be calculated and paid and relevant rights and obligations shall be exercised and performed in compliance with relevant provisions of this Contract.

2.	Unless any Party that decides not to renew this Contract sends the written non-renewal notice to the other Party 30 Days prior to the termination date hereof, the effective term of this Contract shall be automatically renewed for no more than three additional periods of one Year each (“Renewed Term”).

3.	Except as otherwise specifically agreed in this Contract, any Party may terminate this Contract without further notice under any of the following circumstances: (i) the other Party fails to correct its breach of this Contract within 7 Days after receiving the relevant notice; (ii) the other Party is engaged in any materially unhealthy commercial activity, which adversely affects its own business reputation and the goodwill or product brand of another Party; (iii) the other Party is subject to bankruptcy, close-down, restructuring, liquidation, dissolution or other similar proceedings; (iv) the services agreed hereunder are not activated due to reasons attributable to the Company, or Zhima Credit does not receive the notice requesting for activation of services from the Company, in each case within four Months as of the Effective Date of this Contract.

4.	Once this Contract is terminated, the relevant obligations of the Parties under this Contract shall be terminated, provided that Section IV (Information Feedback and Objection), Section VI (Safety of User Information), Section VIII (Disclaimer), Section IX (Indemnification), Section X (Intellectual Property Rights), Section XI (Information and Privacy), Section XII (Confidential Information) and other clauses hereof (including the payment obligation already incurred under this Contract) that shall survive the termination of this Contract based on their nature shall remain in full force and effect. Any due and payable amounts under this Contract shall be paid in full.

XV.	Force Majeure

Neither Party shall be liable for any failure of or delay in performance caused by the Force Majeure event, but the Force Majeure event shall not exempt a Party from the liability for payment of any amount due but unpaid. “Force Majeure” means any objective situation that is unforeseeable, unavoidable and insurmountable, including, without limitation, natural disaster, fire, computer virus, design defect of tool software, hacker attack, change in law and policy, network interruption of telecommunication operator, gateway accident of wireless carrier, unpredictable event caused by change of the User system, unpredictable massive increase of information flow and government interference.

XVI. Shutdown	and Maintenance of System

The Company understands that in order to provide better services to the Company, Zhima Credit will shut down its system for maintenance purposes and Zhima Credit shall not be liable for any interruption to its services as a result thereof, provided that it shall resume the operation of Zhima Credit Platform or the normal access to and use of services as soon as practicable.

XVII. Governing	Law/Dispute Resolution

This Contract shall be governed by and construed in accordance with the laws of the of the People’s Republic of China. Any dispute or demand arising out of or in connection with this Contract, including, without limitation, interpretation, validity, breach and termination of this Contract, shall be resolved through litigation. The court with litigious jurisdiction shall be the competent people’s court at the place where the defendant domiciles.

XVIII. Entire	Agreement

1.	This Contract is executed in four counterparts, with each Party holding two counterparts, all of which shall be equally valid.

2.	The main body and the Appendices of this Contract shall constitute an entire agreement between the Parties with respect to the subject matter of this Contract and supersede any written and oral agreement and understanding previously reached by the Parties in respect of such subject matter. Except as otherwise specifically agreed under this Contract, this Contract may be amended only if the Parties affix seals on the relevant written document of such amendment.

XIX. Assignment

Neither Party shall assign or transfer any of its obligations and rights hereunder without written consent of the other Party.

XX.	Relationship

Nothing in this Contract shall be construed as establishing a joint venture, partnership, agency, trust or employment relationship between the Parties. In no event shall a Party make any description that could mislead others into believing in that there is any relationship other than those contemplated hereunder existing between the Parties.

XXI. Severability

The section headings herein are inserted for convenience of reference only and shall not affect the interpretation of this Contract. If any clause of this Contract is unenforceable or is held invalid, such clause shall be deemed as not existing or having been deleted and the remaining clauses hereof shall remain in effect and enforceable.

(Remainder of this page intentionally left blank)

This Contract has been entered into by the Parties as of the later date of seal below (“Effective Date”).

Zhima Credit Management Co., Ltd.:	Ganzhou Happy Life Network Microcredit Co., Ltd. :

Seal:	Seal:

(Seal)	(Seal)

Date: March 20, 2017	Date:

Appendix 1

Service Name	Service Description and Special Rules	Published Price	Pricing Strategy and Preferential Rate
☒Zhima Credit Scoring	Zhima Credit’s presentation of overall creditworthiness of a User in the form of score	Charged by effective inquiry at the rate of RMB[REDACTED][28] each time.	Charged by the number of times of effective inquiries, and any inquiry with a result of “N/A” shall not be deemed as an effective inquiry. Upon the expiry of a trial period, a preferential rate will be offered based on the accumulated quantity of effective inquiries in excess of the relevant level within the term of this Contract. Please refer to the notes for details.

☒Industry Watchlist	Zhima Credit specifies whether a User is included in its Industry Watchlist and the corresponding risk type.	Charged by the number of times of inquiries at the rate of RMB[REDACTED][29] each time.	Upon the expiry of a trial period, a preferential rate will be offered based on the accumulated quantity of inquiries in excess of the relevant level within the term of this Contract. Please refer to the notes for details.

☐Zhima Credit Element List	User information in fields for specific dimensions contained in Zhima Credit Element List in order for the Company to understand the relevant attributes of a User.	Charged by effective inquiry, with fees to be charged each time based on the field package selected by the Company.	Charged by the number of times of effective inquiries, and any inquiry with a result of “N/A” shall not be deemed as an effective inquiry. Upon the expiry of a trial period, a preferential rate may be offered based on the accumulated quantity of effective inquiries in excess of the relevant level within the term of this Contract. Please refer to the notes for details.

[28]	Confidential treatment requested
[29]	Confidential treatment requested

☒Anti-Fraud Service IVS 3.0 – Application for Fraud Scoring	To identify the authenticity of user information through Zhima Credit’s anti-fraud identification model. Input parameters: [REDACTED][30]; output parameter: score	Charged by effective inquiry at the rate of RMB[REDACTED][31] each time.	A preferential rate may be offered based on the number of times of inquiries. Please refer to the notes for details.

☒Anti-Fraud Service IVS 3.0 – Fraud Information Verification	To provide detailed results of verification and matching of multi-dimensional information such as [REDACTED][32]. Input parameters: [REDACTED][33]; output parameter: result of information matching (Verify_Code).	Charged by effective inquiry at the rate of RMB[REDACTED][34] each time.	A preferential rate may be offered based on the accumulated quantity of inquiries in excess of the relevant level. Please refer to the notes for details.

☒Anti-Fraud Service IVS 3.0 – Fraud Watchlist

To identify risks based on multi-dimensional information such as [REDACTED][35].

Input parameters: [REDACTED][36]; output parameter: whether the User is included in the list and relevant risk list (Risk_Code).

		Charged by the number of times of inquiries at the rate of RMB[REDACTED][37] each time.	A preferential rate may be offered based on the accumulated quantity of inquiries in excess of the relevant level. Please refer to the notes for details.

[30]	Confidential treatment requested
[31]	Confidential treatment requested
[32]	Confidential treatment requested
[33]	Confidential treatment requested
[34]	Confidential treatment requested
[35]	Confidential treatment requested
[36]	Confidential treatment requested
[37]	Confidential treatment requested

☒Fraud Scoring Integrated Edition	To evaluate the authenticity of information on a User, output an overall score and give reminders of the completeness and reliability of such user information. Input parameters: [REDACTED][38]; output parameter: score, Verify_Code, and Risk_Code.	Charged by effective inquiry at the rate of RMB[REDACTED][39] each time.	The term “effective inquiry” means an inquiry with output parameters other than “V-CN-VA”. Upon the expiry of a trial period, a preferential rate will be offered based on the accumulated quantity of effective inquiries in excess of the relevant level within the term of this Contract. Please refer to the notes for details.

☒Zhima Authentication (Face Authentication on Alipay’s Client end)	The Company provides Zhima Credit with the identity card No. and name of a User, and thus Alipay’s client end is triggered to collect human face photos and make comparison so as to verify the identity of the User.	RMB[REDACTED][40] each time	Charged by the number of times of authentication with the result of “authentication passed”. Currently a preferential rate of RMB[REDACTED][41] each time is offered.

☐Out-of-Contact Information Recovery	To provide the contact information of a client of the Company who is out of contact.	RMB[REDACTED][42] each time	Charged by effective inquiry, which means an inquiry with output parameters being telephone number or address. Upon the expiry of a trial period, a preferential rate will be offered based on the accumulated quantity of effective inquiries in excess of the relevant level within the term of this Contract. Please refer to the notes for details.

[38]	Confidential treatment requested
[39]	Confidential treatment requested
[40]	Confidential treatment requested
[41]	Confidential treatment requested
[42]	Confidential treatment requested

Channels and Purposes of Use of Zhima Credit Services by the Company (Please put a cross in the box for an appropriate option):

☒  Website, name of website: Yaojieqian.

      Purpose:

☒  Consumer loan (house purchase, fitting-out, automobile, etc.)

☒  Non-consumer loan

☐  Credit guarantee insurance

☐  Finance lease

☐  Issuance of credit card

☐  Immediate refund

☐  Reduction and exemption of deposit

☐  Pay-after-use

☐  Selection of inter-user transaction counterparty or inter-user service recipient

☐  Other:                     (Please accurately describe the purpose)

☒  Client end, name of client end: Yaojieqian.

      Purpose:

☒  Consumer loan (house purchase, fitting-out, automobile, etc.)

☒  Non-consumer loan

☐  Credit guarantee insurance

☐  Finance lease

☐  Issuance of credit card

☐  Immediate refund

☐  Reduction and exemption of deposit

☐  Pay-after-use

☐  Selection of inter-user transaction counterparty or inter-user service recipient

☐  Other:                     (Please accurately describe the purpose)

☐Other channel and purpose: .

*	Notes (The term “RMB” refers to Renminbi hereinafter):

1. Preferential Excess Progressive Price of Zhima Credit Scoring:

Staged Quantity Level (0,000 times)	0-100	100-500	500-1500	1500-3000	3000- ¥

Zhima Credit Scoring (RMB each time)	[REDACTED][43]	[REDACTED][44]	[REDACTED][45]	[REDACTED][46]	[REDACTED][47]

2. Preferential Excess Progressive Price of Industry Watchlist:

Staged Quantity Level (0,000 times)	0-50	50-200	200-800	800-2000	2000- ¥

Industry Watchlist (RMB each time)	[REDACTED][48]	[REDACTED][49]	[REDACTED][50]	[REDACTED][51]	[REDACTED][52]

3. Preferential Excess Progressive Price of Zhima Credit Element List

The Company opts to purchase     single field packages,     5-field packages,     15-field packages,     25-field packages and     full field packages respectively. The Company shall be charged for its use of such packages each time according to the staged excess progressing price as below. The Company selects the field dimensions corresponding to each of such packages, and the Parties make confirmation through the contact persons by means of email addresses specified on the first page of this Contract.

[43]	Confidential treatment requested
[44]	Confidential treatment requested
[45]	Confidential treatment requested
[46]	Confidential treatment requested
[47]	Confidential treatment requested
[48]	Confidential treatment requested
[49]	Confidential treatment requested
[50]	Confidential treatment requested
[51]	Confidential treatment requested
[52]	Confidential treatment requested

During the term of this Contract, if the Company wishes to purchase any additional package on top of the selected field packages above, it may submit an application to the email address of the relevant contact person specified on the first page of this Contract, which application shall be deemed as approved upon receipt of a reply approving such application, and Zhima Credit will activate the relevant package service for the Company within a reasonable period.

Such cross-confirmation by means of email shall have the same legal force as any written instrument sealed by the Parties, provided that, such email addresses shall only be used to confirm field dimensions and selected packages and shall not be used for any change in fee rates or other matters.

For example, if the Company selects two 5-field packages, it shall be charged for each of such packages based on the staged quantity levels described below; if the Company selects one 5-field package and one 15-field package, it shall also be charged for each of such packages based on the staged quantity levels described below.

Service Type	Staged Quantity Level (0,000 times)

Staged Level	0-50	50-200	200-800	800-2000	2000- ¥

Single Field Package (RMB each time)	[REDACTED][53]	[REDACTED][54]	[REDACTED][55]	[REDACTED][56]	[REDACTED][57]

5-Field Package (RMB each time)	[REDACTED][58]	[REDACTED][59]	[REDACTED][60]	[REDACTED][61]	[REDACTED][62]

[53]	Confidential treatment requested
[54]	Confidential treatment requested
[55]	Confidential treatment requested
[56]	Confidential treatment requested
[57]	Confidential treatment requested
[58]	Confidential treatment requested
[59]	Confidential treatment requested
[60]	Confidential treatment requested
[61]	Confidential treatment requested
[62]	Confidential treatment requested

15-Field Package (RMB each time)	[REDACTED][63]	[REDACTED][64]	[REDACTED][65]	[REDACTED][66]	[REDACTED][67]

25-Field Package (RMB each time)	[REDACTED][68]	[REDACTED][69]	[REDACTED][70]	[REDACTED][71]	[REDACTED][72]

Full Field Package (RMB each time)	[REDACTED][73]	[REDACTED][74]	[REDACTED][75]	[REDACTED][76]	[REDACTED][77]

4.	IVS (Information Validation Service), i.e. anti-fraud service, is broken down into four types of sub-services as follows:

(1) Preferential rate of Anti-fraud Service IVS3.0 – Application for Fraud Scoring:

A special trial price will be offered during the term of this Contract, which is RMB[REDACTED]78 each time.

[63]	Confidential treatment requested
[64]	Confidential treatment requested
[65]	Confidential treatment requested
[66]	Confidential treatment requested
[67]	Confidential treatment requested
[68]	Confidential treatment requested
[69]	Confidential treatment requested
[70]	Confidential treatment requested
[71]	Confidential treatment requested
[72]	Confidential treatment requested
[73]	Confidential treatment requested
[74]	Confidential treatment requested
[75]	Confidential treatment requested
[76]	Confidential treatment requested
[77]	Confidential treatment requested
[78]	Confidential treatment requested

(2) Excess progressing price of Anti-fraud Service IVS3.0 – Fraud Information Verification:

Staged Quantity Level (0,000 times)	0-100	100-500	500-1500	1500-3000	3000- ¥

Fraud Information Verification (RMB each time)	[REDACTED][79]	[REDACTED][80]	[REDACTED][81]	[REDACTED][82]	[REDACTED][83]

(3) Excess progressing price of Anti-fraud Service IVS3.0 – Fraud Watchlist:

Staged Quantity Level (0,000 times)	0-100	100-500	500-1500	1500-3000	3000- ¥

Fraud Watchlist (RMB each time)	[REDACTED][84]	[REDACTED][85]	[REDACTED][86]	[REDACTED][87]	[REDACTED][88]

(4) Preferential rate of Anti-fraud Service IVS3.0 – Fraud Scoring Integrated Edition:

Staged Quantity Level (0,000 times)	0-100	100-500	500-1500	1500-3000	3000- ¥

Fraud Scoring Integrated Edition (RMB each time)	[REDACTED][89]	[REDACTED][90]	[REDACTED][91]	[REDACTED][92]	[REDACTED][93]

[79]	Confidential treatment requested
[80]	Confidential treatment requested
[81]	Confidential treatment requested
[82]	Confidential treatment requested
[83]	Confidential treatment requested
[84]	Confidential treatment requested
[85]	Confidential treatment requested
[86]	Confidential treatment requested
[87]	Confidential treatment requested
[88]	Confidential treatment requested
[89]	Confidential treatment requested
[90]	Confidential treatment requested
[91]	Confidential treatment requested
[92]	Confidential treatment requested
[93]	Confidential treatment requested

5. Excess progressing price of Out-of-Contact Information Recovery

Staged Quantity Level (0,000 times)	0-10	10-50	50-200	200-500	500-¥

Out-of-Contact Information Recovery (RMB each time)	[REDACTED][94]	[REDACTED][95]	[REDACTED][96]	[REDACTED][97]	[REDACTED][98]

6. If the fee charging standard specifies charging by the number of times of inquiries, the Company shall be charged for its inquiries each time, whether about the information on the same User or not and whether effective or not; if the fee charging standard specifies charging based on effective inquiries, only those inquiries in response to which specific results as agreed in advance are fed back will be charged, and those inquiries without feedback or in response to which no specific results as agreed in advance are fed back will not be charged. In the case of charging based on inquiries with desired feedback, only those inquiries in response to which the agreed results are fed back will be charged.

[94]	Confidential treatment requested
[95]	Confidential treatment requested
[96]	Confidential treatment requested
[97]	Confidential treatment requested
[98]	Confidential treatment requested

7. For the purpose of joint developing the social credit system, promoting credit-oriented culture and serving the general public, in the case that the Company enters into an agreement with Zhima Credit in respect of any of the following services for the first time (any new agreement entered into by the Parties upon a change of name or upgrade of service shall not constitute such agreement entered into by the Parties for the first time), if a trial period is available for such service, the Company will be offered a trial period, during which period the Company may pay information inquiry fees to Zhima Credit at the rate of RMB0 each time:

1) In the case of Zhima Credit Scoring, the Company will be offered a trial period of 6 months, subject to a cap of 1 million times for trial use.

2) In the case of Zhima Credit Element List, the Company will be offered a trial period of 6 months, subject to a cap of 100,000 times for trial use.

3) In the case of Industry Watchlist, the Company will be offered a trial period of 6 months, subject to a cap of 1 million times for trial use.

4) In the case of the four sub-services under Anti-fraud Service, the Company will be offered a trial period of 6 months, subject to a cap of 100 million times for trial use.

5) In the case of Zhima Authentication (Face Authentication on Alipay’s Client end), the Company will be offered a trial period of 3 months, subject to a cap of 300,000 times for trial use.

8. For all services charged on the staged excess progressing basis, the quantity of inquires during the remaining period of the term of this Contract after the expiry of the applicable trial period (if any) shall be separately accumulated, provided that, the quantity of inquiries during the trial period shall not be counted towards the accumulated quantity in excess of the relevant level, and if the accumulated quantity reaches a higher level, a favorable price shall only be offered for the portion of information used in excess of the original level.

For example, if the Company has used a fee-based Industry Watchlist 1,600,000 times, the fee payable by it shall be calculated as follows: 500,000*RMB[REDACTED]99+1,100,000*RMB[REDACTED]100.

[99]	Confidential treatment requested
100	Confidential treatment requested

9. The trial period for any service hereunder shall commence from the date when Zhima Credit activates the first service for the Company during the term of this Contract, and shall not be calculated for each service respectively. In the case of automatic renewal of this Contract in accordance with the renewal terms, no trial period will be offered during the renewal term. The term “Month” referred to in the “trial period” means the period of time from a Day in a natural Month to the Day immediately preceding the Day corresponding to the first-mentioned Day in the succeeding natural Month. A trial period shall expire upon the expiry of the trial period or the attainment of the cap on the number of times of information use, whichever occurs earlier.

Appendix 2

Information Feedback Rules

These Information Feedback Rules set forth the relevant information fields fed back by the Company to Zhima Credit and their meanings, descriptions and whether they are Adverse Information. Any failure of the Company to provide information feedback in accordance with this Appendix and other provisions of this Contract shall be deemed as a breach of the Company.

Feedback Rules for Payday Loan and Spending Installment

Scope of Application	This version applies to payday loan, spending installment and similar business

Data Feedback Frequency	Feedback on a daily basis: T+1 Day feedback, i.e. to feed back business information on the Day immediately following the Day when a change occurs in any field in the template.

Data Feedback Principle	Including, without limitation, data feedback on the Day immediately following the Day of completion of approval, the Day of disbursement and the Day of payoff of a loan. Data feedback required to be provided on the Day immediately following each due date since the disbursement of loan, the Day when a change occurs in the status of an overdue loan, the Day of prepayment, etc.

Content of Data Feedback	Please refer to the leaflet of business information form

Data Feedback Format

1. If the time is accurate to a second, the format shall be as follows: 2015-08-30 12:59:58

2. If the time is accurate to a Day, the format shall be as follows: 2015-01-01

3. If the time is accurate to a Month, the format shall be as follows: 2015-01

4. Currency unit shall be RMB

5. In the case of a decimal of more than 2 places, please keep two decimal places

6. In the case of any field without a value, the feedback shall be set to null

Information Type	Field	Meaning	Description
Coupling Information	user_credentials_type	Type of credential

0-Identity Card;

1-Residence Booklet;

2-Passport;

3-Army ID Card for Military Officer;

4-Army ID Card for Soldier;

5-Mainland Travel Permit for Hong Kong and Macao Residents;

6-Mainland Travel Permit for Taiwan Compatriots;

7-Temporary Identity Card;

8-Foreigner Residence Certificate;

9-Police Certificate;

A-Hong Kong Identity Card;

B-Macao Identity Card;

C-Taiwan Identity Card;

X-Other credential.

	user_credentials_no	Number of credential	If the last character of a credential is the Roman numeral of 10, it shall be an “x” in upper case.
	user_name	Name of a User

Order Information	order_no	Business No.

The sole identifier for application or disbursement of loan, and in principle shall be visible to the borrower.

If the application number is different from the order number, please fill in relevant information as follows:

If order_status = 01, please fill in the application number;

If order_status = 02, please fill in the application number;

If order_status = 03, please fill in the application number;

If order_status = 04, please fill in the order number (or the IOU receipt number or drawdown number, depending on the specific circumstances of the relevant partner);

	biz_type	Business type	Code Table: 1-Loan;

pay_month	Month of repayment

This field shall be left blank before a loan is disbursed;

This field shall be filled in with ‘0’s for the period from the disbursement of a loan until and excluding the first repayment date;

In the case of regular repayment, please fill in the specific standard Month which the relevant repayment belong to if the number of repayment periods of the loan is converted into standard Months.

Please specify which standard Month the current repayment shall belong to, and the rule of conversion is as follows:

As to a loan with fixed repayment period, the number of Months for repayment of this loan that is converted from the aggregate number of repayment periods shall be filled in (in the case of a decimal, please keep two decimal places):

•    If the repayment is made on a daily basis: divided by 30.42

•    If the repayment is made on a weekly basis: divided by 4.33

•    If the repayment is made on a monthly basis: the actual aggregate number of repayment periods

•    If the repayment is made on a quarterly basis: multiply 3

•    If the repayment is made on a semi-annual basis: multiply 6

•    If the repayment is made on an annual basis: multiply 12

•    As to the fixed-period loan marked with “Other” repayment frequency, the number of Months for repayment of this loan shall be calculated on the basis of the aforementioned rule of conversion for the loans with daily, weekly, monthly, quarterly, semi-annual and annual repayment. For example, if the repayment is made on a “biweekly” basis, the number of Months for repayment of this loan = aggregate number of repayment periods ÷4.33× 2

As to the loan with non-fixed repayment period, please fill in the relevant information as below based on the specific repayment frequency:

•    If the repayment is made on an irregular basis, please fill in with the letter U

•    If the repayment is made on a one-time basis, please fill in with the letter O

•    If the repayment frequency is marked as “Other”, please fill in with the letter X

gmt_ovd_date	Dates for each period

If order_status = 01, please fill in the date of approval of the order;

If order_status = 02, please fill in the date of disapproval of the order;

If order_status = 03, please fill in the date of waiver of the order by the User;

If order_status = 04 and the first due date does not occur, please fill in the date of disbursement;

If order_status = 04 and the first due date occurs, please fill in the due date corresponding to the Month of repayment

Data format: yyyy-mm-dd

order_status	Business status	01- approved 02- unapproved 03- waived by the user 04- disbursed

create_amt	Credit line/amount of disbursement

If order_status = 01, please fill in credit line, or in the absence of credit line, please leave it blank;

If order_status = 02, please fill in credit line applied for;

If order_status = 03, please fill in credit line;

If order_status = 04, please fill the amount of disbursement.

The currency unit shall be RMB, and no more than 2 decimal places may be kept.

Performance Information	overdue_days	Number of days for which a loan remains overdue to date

Please fill in the number of consecutive days for which the loan remains overdue to date:

If order_status = 01, 02 or 03, please set the feedback to null;

If order_status = 04, and the order is currently not overdue, please fill in with “0”;

If order_status = 04 and the order is currently overdue, please fill in the number of consecutive days for which the loan is currently overdue.

	overdue_amt	Aggregate amount of current overdue repayments

Sum of principal and interest of the loan which remains overdue to date:

If order_status = 01, 02 or 03, please set the feedback to null;

If order_status = 04, and the order is currently not overdue, please fill in with “0”;

If order_status = 04 and the order is currently overdue, please fill in the sum of principal and interest of the loan which is currently overdue;

The currency unit shall be RMB, and no more than 2 decimal places may be kept.

	gmt_pay	Payoff date	Please fill in the payoff date of the entire amount of a loan. If the loan is not repaid in full, please set the feedback to null Data format: yyyy-mm-dd

Supplementary Information	memo	Notes	If the application number is different from the order number and order_status = 04, please fill in the application number